Exhibit 99.1

Cheniere Announces Closing of Public Offering of Common Stock and Exercise of Over-Allotment

HOUSTON, June 6, 2011 - Cheniere Energy, Inc. ("Cheniere") (NYSE Amex: LNG) announced today the closing of its previously announced underwritten public offering of common stock. The size of the offering had been increased from the previously announced 8,700,000 shares of common stock to 11,000,000 shares. Additionally, the underwriter has exercised the full over-allotment option of 1,650,000 shares. After giving effect to the upsizing of the offering and the exercise of the over-allotment option, the public offering consisted of 12,650,000 shares which were sold to the public at a price per share of $10.35.

The net proceeds of the offering, after deducting Cheniere's estimated offering expenses, were approximately $123.1 million. The Company intends to use the net proceeds from the offering for general corporate purposes.

The offering was made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission. Credit Suisse Securities (USA) LLC served as sole underwriter in the offering.

Cheniere is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, Cheniere has initiated a project to add liquefaction services that would transform the Sabine Pass LNG terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the liquefaction project would be designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.0 million metric tons per annum.

This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

CONTACT: Investors, Christina Burke, +1-713-375-5104, or Media, Diane Haggard, +1-713-375-5259, both of Cheniere